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                        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
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               As filed with the Commission on July 11, 2000







DEXTER SIGNS SALE AGREEMENT WITH INVITROGEN CORPORATION

SHAREHOLDERS TO RECEIVE $62.50 PER SHARE IN CASH AND
INVITROGEN STOCK

SALE MARKS COMPLETION OF DEXTER PROGRAM TO MAXIMIZE
SHAREHOLDER VALUE THROUGH MERGER OF LIFE TECHNOLOGIES
WITH INVITROGEN


WINDSOR LOCKS, Conn., July 9, 2000 -- Dexter Corporation (NYSE: DEX) today announced that it has signed a definitive agreement with Invitrogen Corporation (Nasdaq: IVGN) providing for a merger of Dexter into Invitrogen in which all Dexter outstanding shares will be converted into $62.50 per share in cash and Invitrogen stock. This transaction follows Dexter's previously announced agreements to sell its Electronic Materials, Adhesives and Polymer Systems and Nonwoven Materials businesses and marks the culmination of Dexter's program to maximize shareholder value in the short term.

In addition to the Dexter merger, Invitrogen has also agreed to a merger with Life Technologies, Inc. (OTC: LTEK) in which shares of Life
Technologies will be converted into $60 per share in cash and Invitrogen stock. Dexter currently owns approximately 75 percent of Life Technologies' stock.

The combination of Invitrogen and Life Technologies creates a leading company in life sciences and genomics with annual revenues in excess of $500 million and approximately $100 million in operating cash flow. The transaction will make Invitrogen a premier products provider for molecular biology research, particularly gene cloning, expression, and analysis -- key techniques in deciphering the human genome sequence, which was recently completed.

Following the simultaneous mergers of Dexter into Invitrogen and Life Technologies into Invitrogen, Dexter will have completed all phases of its disposition program and shareholders will have received cash and shares of Invitrogen worth $62.50 per Dexter share and $60.00 per Life Technologies share.

As previously announced, Dexter has signed binding, definitive agreements to sell its Electronic Materials, Adhesives and Polymer Systems businesses to Loctite Corporation (a member of the Henkel Group) for $400 million in cash and its Nonwoven Materials business to Ahlstrom Paper Group Oy for $275 million in cash. The net after-tax proceeds from these two sales are expected to be approximately $530 million, of which approximately $260 million will be used to repay debt.

Completion of these asset sales is a condition to the closing of the Invitrogen mergers. In addition, Dexter will continue active discussions, in consultation with Invitrogen, concerning a potential sale of its Coatings business, but this is not a condition to the closing of the Invitrogen mergers.

K. Grahame Walker, Chairman and Chief Executive Officer of Dexter, said:
"The transaction with Invitrogen marks the completion of our program to maximize shareholder value in the short term. We are pleased by the significant value that has been generated for our shareholders and heartened that all of the company's business operations will be in good hands. We will now move forward aggressively to make the necessary regulatory filings and close all these transactions as quickly as possible."

Under the terms of the Dexter/Invitrogen merger, which has been unanimously approved by the Boards of Directors of Dexter and Invitrogen, Dexter shareholders will have the option to receive for each Dexter share: (i) $62.50 in cash, subject to proration; (ii) $17.50 in cash and $45 in Invitrogen stock; or (iii) $62.50 in Invitrogen stock. Approximately $410 million of cash (28 percent of the aggregate consideration) is available for the Dexter shareholders. The price of the Invitrogen stock issued in the transaction, which will be subject to a collar, will be based on the average closing price during the 20 days ending on the third trading day prior to the Dexter shareholder meeting to approve the transaction.

The collar provides a fixed value of stock consideration so long as Invitrogen shares reflect an average trading price between $60 and $80 per share. Below an average of $60, the ratio for each Dexter share will be fixed at 1.0417 Invitrogen shares and above an average of $80, the ratio for each Dexter share will be fixed at 0.7813 Invitrogen shares.

The transaction is subject to the Hart-Scott-Rodino Act and other customary conditions, approval of the shareholders of Dexter (two-thirds of the outstanding shares), Invitrogen (a majority of the outstanding shares) and Life Technologies (67 percent of the outstanding shares), and closing of Dexter's aforementioned asset sales. The transaction is expected to close in the fall of 2000.

Dexter's financial advisor for this transaction is Lehman Brothers. Its legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP.

Invitrogen develops, manufactures and markets research tools in kit form and provides other research products and services to corporate, academic and government entities. These research kits simplify and improve gene cloning, gene expression and gene analysis techniques and are used for genomics and gene-based drug discovery, among other molecular biology activities. Founded in 1987, Invitrogen is headquartered in San Diego, California and also has operations in Huntsville, Alabama, Groningen, Netherlands, and Heidelberg, Germany. For more information about Invitrogen, visit the Invitrogen Website at www.invitrogen.com .

Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward- looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission (SEC).

ADDITIONAL INFORMATION

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Dexter, Life Technologies and Invitrogen in connection with the proposed mergers, and their interests in the solicitation, are set forth in a Schedule 14A filed on the date of this press release with the SEC. Dexter, Life Technologies and Invitrogen will be filing joint proxy statements/prospectuses and other relevant documents concerning the proposed transaction with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Dexter will be available free of charge by contacting Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention: Investor Relations, (860) 292-7675. Documents filed with the SEC by Life Technologies will be available free of charge by contacting Life Technologies, Inc., C. Eric Winzer, 9800 Medical Center Drive, P.O. Box 6482, Rockville, Maryland 20850, (301) 610-8800. Documents filed with the SEC by Invitrogen may be obtained free of charge by contacting Invitrogen Corporation, Cheri Manis, 1600 Faraday Avenue, Carlsbad, California, 92008, (760) 603-7200. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE INVITROGEN TRANSACTIONS.

                   Special Materials for Special Effects